                                                                    Exhibit 99.1

Tecumseh Products Company           100 E. Patterson Street
Press Release                       Tecumseh, MI  49286

For Immediate Release

TECUMSEH PRODUCTS COMPANY REPORTS FOURTH QUARTER 2002 NET INCOME BEFORE NONRECURRING CHARGES OF $0.70 PER SHARE

Tecumseh, Michigan, January 30, 2003 . . . . Tecumseh Products Company
(NASDAQ-TECUA, TECUB) announced today its 2002 fourth quarter and full year consolidated results as summarized in the following Consolidated Condensed Statements of Income.



CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
============================================================================================================================
                                                                             Three Months Ended         Twelve Months Ended
   (Dollars in millions except per share amounts)                               December 31,                December 31,
                                                                            ---------------------      ---------------------
                                                                             2002        2001           2002         2001
============================================================================================================================
NET SALES                                                                    $304.2      $299.1       $1,343.8     $1,398.9
   Cost of sales and operating expenses                                       259.5       264.0        1,141.6      1,207.2
   Selling and administrative expenses                                         28.5        22.5          117.4        112.1
   Nonrecurring charges                                                         5.8         6.1           10.3         35.4
----------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                               10.4         6.5           74.5         44.2
   Interest expense                                                            (2.3)       (0.7)          (5.8)        (4.1)
   Interest income and other, net                                               6.3         3.7           15.1         20.3
----------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING              14.4         9.5           83.8         60.4
  PRINCIPLE
   Taxes on income                                                              5.1         3.4           29.7         17.6
----------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE                            9.3         6.1           54.1         42.8
   Cumulative effect of accounting change for goodwill, net of tax            ---         ---             (3.1)       ---
----------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                     $9.3        $6.1          $51.0        $42.8
----------------------------------------------------------------------------------------------------------------------------
BASIC AND DILUTED EARNINGS PER SHARE
   Income before cumulative effect of accounting change                       $0.50       $0.33          $2.93        $2.30
   Change in accounting for goodwill                                            ---         ---          (0.17)         ---
----------------------------------------------------------------------------------------------------------------------------
   NET INCOME                                                                 $0.50       $0.33          $2.76        $2.30
============================================================================================================================
WEIGHTED AVERAGE SHARES (in thousands of shares)                             18,480      18,480         18,480       18,607
============================================================================================================================

         Consolidated net income for the fourth quarter of 2002 amounted to $9.3 million, or $0.50 per share, compared to net income of $6.1 million, or $0.33 per share in the fourth quarter of 2001. Included in 2002's fourth quarter results are nonrecurring charges of $5.8 million ($3.7 million net of tax or $0.20 per share) related to the movement of certain engine component manufacturing and for environmental costs. Fourth quarter 2001 nonrecurring charges were also related to a realignment of certain engine and engine component manufacturing and had the effect of reducing 2001 fourth quarter earnings by $3.9 million net of tax or $0.21 per share.

Full year 2002 consolidated net income amounted to $51.0 million or $2.76 per share, compared to $42.8 million or $2.30 per share in the same period of 2001. Included in the full year 2002 reported results are several one-time items such as nonrecurring charges of $10.3 million ($6.6 million net of tax or $0.36 per share), and the cumulative effect of a change in accounting for goodwill ($3.1 million net of tax or $0.17 per share) related to the adoption of Statement of Financial Accounting Standards (SFAS) No. 142 "Goodwill and Other Intangible Assets." On a proforma basis (excluding one-time items), full year results would have been $60.7 million or $3.28 per share.

         Full year 2001 results also included several one-time items such as nonrecurring charges of $35.4 million ($22.8 million or $1.23 per share), a $5.2 million ($0.28 per share) tax credit resulting from a refund of prior years' federal income taxes, and $2.0 million net of tax ($0.11 per share) for interest income associated with the tax credit. For comparative purposes, proforma results for the 2001 full year would have been $58.4 million or $3.14 per share.

         The improvement in proforma results for the full year is attributable to better results from the Compressor and Pumps Groups, mostly offset by a substantial decline in profitability at the Engine & Power Train Group.

         Consolidated net sales for the fourth quarter of 2002 amounted to $304.2 million compared to sales of $299.1 million in the fourth quarter of 2001. The increase is the result of improved sales in the Compressor and Pump Groups offset by lower sales in the Engine & Power Train Group. Sales for the full year ended December 31, 2002 amounted to $1,343.8 million compared to sales of $1,398.9 million for the comparable period in 2001. Excluding the effects of foreign currency translation on sales, the lower 2002 sales are attributable to the Engine & Power Train Group.

COMPRESSOR BUSINESS

         Fourth quarter 2002 sales in the Company's Compressor Business increased to $169.4 million from $156.7 million in the fourth quarter of 2001. Sales for the year ended December 31, 2002 amounted to $790.9 million compared to $804.6 million in 2001. The increase in sales in the fourth quarter is due to improved sales in almost all of the Compressor Group market segments, particularly the residential refrigeration market where sales have improved year over year for the past three consecutive quarters. Foreign currency translation reduced sales by $1.8 million in the quarter. Excluding the full year effect from currency on sales of $8.5 million, full year sales declined less than 1%. Increases in sales of compressors used in household refrigeration and commercial applications nearly offset losses of share in the unitary and room air conditioning markets.

         Compressor Business operating income for the fourth quarter of 2002 amounted to $14.3 million compared to $2.3 million in the fourth quarter of 2001. Operating income for the years ended December 31, 2002 and 2001 amounted to $77.5 million and $54.3 million, respectively. The improvement in operating margins is attributable to greater coverage of fixed costs, the positive effects of restructuring actions implemented over the last 18 months, and the favorable effects from devaluation of the Brazilian Real. This improvement in operating margins was partially offset by declining margins on high-volume, commodity-type compressors and accelerated spending on new products.

         The Company's Brazilian operations contributed approximately 67% of the compressor business' operating profit for the year. Operating margins have benefited from the effects of the weak Brazilian currency as approximately two-thirds of its full year sales were exported and denominated in other currencies.

         The Company's Indian Compressor operations continue to improve. Results for the fourth quarter and full year 2002 were profitable compared to losses for the respective 2001 comparable periods.

ENGINE & POWER TRAIN BUSINESS

         Engine & Power Train sales in the fourth quarter of 2002 declined to $111.6 million from $123.2 million in the fourth quarter of 2001. Sales in the year ended December 31, 2002 amounted to $432.3 million compared to $480.9 million in 2001. Operating income for the three months ended December 31, 2002 amounted to $1.4 million (excluding the fourth quarter nonrecurring charge attributable to the Engine Group) compared to $10.1 million in the fourth quarter of 2001. For the year ended December 31, 2002, operating income was $1.4 million compared to $20.0 million in 2001. Fourth quarter domestic engine unit volume increased 10% over the prior year; however, a very unfavorable mix between engines for snow throwers versus walk behind rotary mowers was responsible for the decline in profitability. For the full year 2002, domestic engine unit volume decreased 8% over the prior year, including a 36% decline in engines for snow throwers. Declines in volume, less profitable mix and declining contribution margins were responsible for the substantial deterioration in full year profitability.

PUMP BUSINESS

         Sales in the fourth quarter of 2002 increased to $23.2 million from $19.2 million in the fourth quarter of 2001. Pump Business sales for the year ended December 31, 2002 increased to $120.6 million compared to $113.4 million in 2001. Operating income in the fourth quarter of 2002 amounted to $2.4 million, compared to $0.9 million in the same period of 2001. Full year operating income amounted to $14.8 million in 2002 compared to $11.6 million in 2001. Improvements in sales have been primarily in pumps used in consumer applications.

NONRECURRING CHARGES

         Full year 2002 results were adversely impacted by $10.3 million ($6.6 million net of tax or $0.36 per share) in nonrecurring charges. The fourth quarter charge of $5.8 million ($3.7 million net of tax or $0.20 per share) is in the Engine & Power Train business. Included in the charge is $4.1 million for costs, mostly write-downs of fixed assets, associated with the relocation of engine component manufacturing, and the discontinuation of production activities at its Grafton, Wisconsin facility. Also included in the charge is $1.7 million for additional environmental clean up costs, primarily additional past response costs levied by the EPA for its Sheboygan, Wisconsin facility. The first quarter charge of $4.5 million ($2.8 million net of tax or $0.15 per share) is in the Compressor business. This charge is for costs, primarily the write-off of certain unusable equipment, related to the relocation of additional rotary compressor lines from the U.S. to Brazil.

         2001 annual results were adversely impacted by $35.4 million ($22.8 million, net of tax, or $1.23 per share) in nonrecurring items. The fourth quarter charge of $6.1 million ($3.9 million, net of tax, or $0.21 per share) is in the Engine & Power Train business and relates primarily to the transfer of certain engine and component part production from domestic facilities to our facilities in the Czech Republic. The third quarter charge of $29.3 million ($18.9 million, net of tax, or $1.02 per share) is to provide for the cost of an early retirement program which resulted in the reduction of 250 salaried employees.

ACQUISITION

         On December 30, 2002, the Company acquired FASCO Motors from Invensys Plc for cash of $396.6 million and the assumption of approximately $14.5 million in debt. FASCO is a leading manufacturer in the U.S. of fractional horsepower motors. FASCO manufactures AC motors, DC motors, blowers, gear motors and linear actuators, all of which are used in a wide variety of applications within the HVAC, automotive, healthcare and appliance industries. The acquisition was financed with proceeds from $325 million in new bank borrowings and internal cash flows. Of $325 million in new borrowings, $250 million was from a six-month bridge loan and $75 million was from a new three-year $125 million revolving credit facility. As the bridge loan is expected to be replaced with permanent long-term financing, it has been presented as long-term debt in the December 31, 2002 balance sheet.

         The purchase price allocation has been prepared on a preliminary basis, and reasonable changes are expected as additional information becomes available. The following is a summary of the estimated values of the assets acquired and liabilities assumed as of the date of the acquisition:


                       (dollars in millions)
             Current assets                             $110.4
             Property, plant and equipment               158.2
             Intangible assets                            55.0
             Goodwill                                    223.2
                                                        ------
                      Total assets acquired             $546.8
                                                        ======

             Current liabilities                         $92.2
             Other liabilities                            53.7
             Long-term debt                                0.6
                                                        ------
                      Total liabilities assumed         $146.5
                                                        ======

ACCOUNTING CHANGES

         On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142 "Goodwill and Other Intangible Assets." Under SFAS No. 142 goodwill is no longer amortized, but is subject to impairment testing on at least an annual basis. As of December 31, 2001, the net book value of the Company's goodwill was $45.1 million. However, as required by the Statement, the Company tested for impairment at the date of adoption and found that the goodwill associated with the Engine & Power Train European operations had been impaired. Accordingly, goodwill amounting to $4.8 million ($3.1 million net of tax) has been written-off and recognized as a cumulative effect from an accounting change. The net book value of the Company's goodwill at December 31, 2002, was $270.3 million, and includes $223.2 million of goodwill recorded in connection with the FASCO acquisition. Amortization of goodwill amounted to approximately $1.5 million for the twelve months ended December 31, 2001.

         On January 1, 2002, the Company also adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets." This statement, which supersedes SFAS No. 121, addresses accounting and financial reporting for the impairment or disposal of long-lived assets. There was no material effect on the results of operations or financial position as a result of adopting this standard. The nonrecurring charges recorded in the first and fourth quarters were determined in accordance with the provisions of SFAS No. 144.

OUTLOOK

         The Company does not expect worldwide market conditions in its Compressor and Engine Businesses to be much improved over 2002. Conditions in these markets will continue to suffer from over-capacity and deflationary pricing. However, actions to improve profitability in these segments, as well as the addition of FASCO should improve earnings in 2003, excluding any restructuring charges, if cost reduction efforts are sustained.

         Full year 2003 results in the Compressor segment are expected to continue to improve, as they did in 2002, as a result of past actions to consolidate operations in the U.S. and move production to low-cost locations like India and Brazil. In addition, the Group will be looking at ways to revitalize U.S. operations by reversing the negative growth pattern demonstrated over the past several years. Until this can be accomplished, the Group's reliance on Brazilian operations for growth and profitability will represent a significant concentration of risk. Profits from the Brazilian and Indian compressor operations are expected to grow in 2003 as a result of their additional productive capacities.

         Results in the Engine Group are expected to deteriorate before they improve. The restructuring actions recognized in the fourth quarter only represent an initial step in correcting the overall cost structure of the Group and further actions are expected in 2003 as the new engine component operations in Brazil commence and further restructuring actions are defined and implemented. While improvements are not materializing as quickly as desired, the slower approach has the benefit of not compromising the supply of quality product to our customers.

RESULTS BY BUSINESS SEGMENTS (UNAUDITED)
===========================================================================================================================
                                                                          Three Months Ended           Twelve Months Ended
    (Dollars in millions)                                                    December 31,                  December 31,
                                                                          ------------------           --------------------
                                                                          2002         2001             2002         2001
===========================================================================================================================
NET SALES:
    Compressor Products                                                   $169.4       $156.7           $790.9       $804.6
    Engine & Power Train Products                                          111.6        123.2            432.3        480.9
    Pump Products                                                           23.2         19.2            120.6        113.4
---------------------------------------------------------------------------------------------------------------------------
         Total Net Sales                                                  $304.2       $299.1         $1,343.8     $1,398.9
===========================================================================================================================
OPERATING INCOME:
    Compressor Products                                                    $14.3         $2.3            $77.5        $54.3
    Engine & Power Train Products                                            1.4         10.1              1.4         20.0
    Pump Products                                                            2.4          0.9             14.8         11.6
    Corporate expenses                                                      (1.9)        (0.7)            (8.9)        (6.3)
    Nonrecurring charges                                                    (5.8)        (6.1)           (10.3)       (35.4)
---------------------------------------------------------------------------------------------------------------------------
         Total Operating Income                                             10.4          6.5             74.5         44.2
Interest expense                                                            (2.3)        (0.7)            (5.8)        (4.1)
Interest income and other, net                                               6.3          3.7             15.1         20.3
---------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE                                                                $14.4         $9.5            $83.8        $60.4
===========================================================================================================================



CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
==============================================================================================
                                                                DECEMBER 31,      December 31,
(Dollars in millions)                                               2002              2001
==============================================================================================
ASSETS
  CURRENT ASSETS:
    Cash and cash equivalents                                        $333.1           $317.6
    Accounts receivable, net                                          242.4            207.1
    Inventories                                                       304.0            261.9
    Deferred income taxes and other                                    75.6             72.9
----------------------------------------------------------------------------------------------
         Total Current Assets                                         955.1            859.5
  PROPERTY, PLANT AND EQUIPMENT -- NET                                570.5            431.9
  OTHER ASSETS                                                        537.4            228.4
----------------------------------------------------------------------------------------------
         TOTAL ASSETS                                              $2,063.0         $1,519.8
==============================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
  CURRENT LIABILITIES:
    Accounts payable, trade                                          $172.6           $101.3
    Short-term borrowings                                             112.6             11.6
    Accrued liabilities                                               166.2            140.9
----------------------------------------------------------------------------------------------
         Total Current Liabilities                                    451.4            253.8
  PRODUCT WARRANTY AND SELF-INSURED RISKS                              21.3             23.9
  LONG-TERM DEBT                                                      298.2             13.7
  DEFERRED INCOME TAXES                                                33.6              3.0
  PENSION AND POSTRETIREMENT BENEFITS                                 250.1            218.3
  ACCRUAL FOR ENVIRONMENTAL MATTERS                                    29.5             29.4
----------------------------------------------------------------------------------------------
         Total Liabilities                                          1,084.1            542.1
  STOCKHOLDERS' EQUITY                                                978.9            977.7
----------------------------------------------------------------------------------------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $2,063.0         $1,519.8
==============================================================================================


CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
===========================================================================================================================
                                                                          Three Months Ended           Twelve Months Ended
  (Dollars in millions)                                                      December 31,                  December 31,
                                                                          ------------------           --------------------
                                                                          2002         2001             2002         2001
===========================================================================================================================
TOTAL STOCKHOLDERS' EQUITY
  BEGINNING BALANCE                                                       $960.6       $965.4           $977.7       $995.4
Comprehensive Income:
  Net Income                                                                 9.3          6.1             51.0         42.8
  Other Comprehensive Income                                                14.9         12.2            (26.2)       (18.6)
---------------------------------------------------------------------------------------------------------------------------
Total Comprehensive Income                                                  24.2         18.3             24.8         24.2
Cash Dividends Declared                                                     (5.9)        (5.9)           (23.6)       (23.8)
Stock Repurchases                                                          ---           (0.1)           ---          (18.1)
---------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY
  ENDING BALANCE                                                          $978.9       $977.7           $978.9       $977.7
===========================================================================================================================



CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
===========================================================================================================================
                                                                                                   Twelve Months Ended
(Dollars in millions)                                                                                 December 31,
                                                                                                 ----------------------
                                                                                                 2002              2001
===========================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
  Income before cumulative effect of change in accounting principle                                $54.1            $42.8
  Adjustments to reconcile net income before cumulative effect of change in accounting principle to net cash provided by operating activities:
    Depreciation and amortization                                                                   65.1             72.0
    Nonrecurring charges                                                                            10.3             35.4
    Accounts receivable                                                                             18.4             52.7
    Inventories                                                                                    (13.8)             8.7
    Payables and accrued expenses                                                                   20.0            (23.6)
    Prepaid pension expense                                                                        (25.5)           (31.4)
    Other                                                                                            2.9             16.4
---------------------------------------------------------------------------------------------------------------------------
           Cash Provided By Operating Activities                                                   131.5            173.0
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisitions, net of cash acquired                                                     (392.9)           (13.4)
  Capital expenditures                                                                             (73.9)           (65.4)
---------------------------------------------------------------------------------------------------------------------------
           Cash Used in Investing Activities                                                      (466.8)           (78.8)
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                                                                   (23.7)           (23.8)
  Increase in borrowings, net                                                                      377.5              4.9
  Repurchases of common stock                                                                      ---              (18.1)
---------------------------------------------------------------------------------------------------------------------------
           Cash Provided By (Used In) Financing Activities                                         353.8            (37.0)
---------------------------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                             (3.0)            (7.8)
---------------------------------------------------------------------------------------------------------------------------
INCREASE IN CASH AND CASH EQUIVALENTS                                                               15.5             49.4
CASH AND CASH EQUIVALENTS:
  Beginning of Period                                                                              317.6            268.2
---------------------------------------------------------------------------------------------------------------------------
  End of Period                                                                                   $333.1           $317.6
===========================================================================================================================

CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS

     This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects", "should", "may", "believes", "anticipates", "will", and other future tense and forward-looking terminology.

     Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) changes in business conditions and the economy in general in both foreign and domestic markets; ii) the effect of terrorist activity and armed conflict; iii) weather conditions affecting demand for air conditioners, lawn and garden products, portable power generators and snow throwers; iv) the extent to which the decline in demand for lawn and garden and utility engines will continue, and the success of the Company's ongoing effort to bring costs in line with projected production levels and product mix; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates;
vi) economic trend factors such as housing starts; vii) emerging governmental regulations; viii) availability and cost of materials; ix) actions of competitors; x) the ultimate cost of resolving environmental matters; xi) the Company's ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of the Company's manufacturing operations, the ultimate cost of those initiatives and the amount of savings actually realized; xii) the integration of the FASCO Motors business into the Company and the issuance of debt in connection with the FASCO Motors acquisition; and xiii) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

     Tecumseh Products Company will host a conference call to report on the fourth quarter results on Thursday, January 30th at 11:00 a.m. ET. The call will be broadcast live over the Internet and then available for replay through Tecumseh Products Company's website at www.tecumseh.com.

     Press releases and other investor information can be accessed via Tecumseh Products Company's Internet web site at http://www.tecumseh.com.


     Contact:     Pat Walsh
                  Tecumseh Products Company
                  517-423-8455